CERTIFICATE OF TRUST

OF

FIDELITY REVERE STREET TRUST

1.

The name of the Trust is:

Fidelity Revere Street Trust

2.

The business address of the registered office of the Trust and of the registered agent of the Trust for service of process is:

Delaware Corporation Organizers, Inc.

1201 N. Market Street

Wilmington, DE  19899–1347

3.

This certificate shall be effective upon filing.

4.

Notice is hereby given that the Trust is a series Trust.  The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

This Certificate is executed this 11th day of September, 1996, in the City of Boston and the Commonwealth of Massachusetts, upon the penalties of perjury and constitutes the oath or affirmation that the facts stated above are true to the undersigned’s belief or knowledge.

/s/ J. Gary Burkhead

J. Gary Burkhead

Trustee

/s/ Edward C. Johnson 3d

Edward C. Johnson 3d

Trustee

/s/ Kenneth A. Rathgeber

Kenneth A. Rathgeber

Trustee